Exhibit 99.1
Optinose Reports Fourth Quarter and Full Year 2023 Financial Results
and Recent Operational Highlights

PDUFA target action date is March 16, 2024, for the Company's sNDA. If approved, the Company is prepared for launch of XHANCE for treatment of patients diagnosed with chronic sinusitis

Physicians diagnose chronic sinusitis 10 times more frequently than XHANCE’s current nasal polyps indication and there is no FDA-approved medication for these patients

Company reports fourth quarter and full year 2023 XHANCE net revenue of $19.9 million and $71.0 million

Conference call and webcast to be held today at 8:00 a.m. Eastern Time

YARDLEY, Pa., March 7, 2024 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter and year ended December 31, 2023, and provided recent operational highlights.

"Our first strategic focus for 2023 was working to secure the first-ever approval of a medication for patients with chronic sinusitis," stated CEO Ramy Mahmoud, MD, MPH. "Our regulatory and clinical teams have been responsive and timely during FDA's review as the agency works towards a target action date of March 16. In addition, during 2023 we worked hard to prepare our organization to make the most of the new opportunity. We revised operations in a variety of ways to better support a 2024 launch while also successfully increasing the efficiency of our business, as evidenced by XHANCE net revenues and operating expenses that both beat our initial expectations for full year 2023. With the target FDA action date in a matter of days, I am confident that we are prepared, if approved, to rapidly make the product available to millions of patients in need, starting in our specialty physician audience."

Fourth Quarter 2023 and Recent Highlights

Chronic Sinusitis Supplemental New Drug Application (sNDA)
In May 2023, the Company announced that the U.S. Food and Drug Administration (FDA) accepted its sNDA for
XHANCE® (fluticasone propionate) in the Exhalation Delivery System™ seeking a new indication for treatment of adults with chronic rhinosinusitis (commonly referred to as, chronic sinusitis). The assigned Prescription Drug User Fee Act (PDUFA) goal date is March 16, 2024.

Publication of ReOpen Clinical Program Results
In January 2024, the Company announced the publication of peer-reviewed data from the landmark ReOpen program evaluating the efficacy and safety of XHANCE in adult patients with chronic sinusitis in the Journal of Allergy and Clinical Immunology: In Practice. As detailed in the publication, both trials showed statistically significant improvement in symptoms, in inflammation inside the sinuses, and in the number of acute disease exacerbations that occurred in patients treated with XHANCE compared to patients receiving a vehicle combined with the Exhalation Delivery System (EDS-placebo).

Fourth Quarter and Full Year 2023 Financial Results

Revenue
The Company reported $19.9 million in net revenue from sales of XHANCE during the three-month period ended December 31, 2023, a decrease of 5% compared to $20.9 million during the three-month period ended December 31, 2022. This decrease was primarily driven by a decrease in shipments. For the twelve-month period ended December 31, 2023, the Company reported $71.0 million in net revenue from sales of XHANCE, a decrease of 7% compared to $76.3 million during the twelve-month period ended December 31, 2022.

Costs and Expenses and net (loss) income
For the three-month and twelve-month periods ended December 31, 2023, research and development expenses were $1.3 million and $5.3 million, respectively. Selling, general and administrative expenses were $19.0 million and $79.8 million during the three-month and twelve-month periods ended December 31, 2023, respectively. In total, SG&A plus R&D expenses decreased by $37.8 million, or 31%, to $85.1 million for the twelve-month period ended December 31, 2023 when compared to the twelve-month period ended December 31, 2022 total of $122.9 million.

The net loss for the three-month period ended December 31, 2023 was $10.0 million, or $0.09 per share (basic and diluted). The net loss for the twelve-month period ended December 31, 2023 was $35.5 million, or $0.32 per share (basic and diluted).

Balance Sheet
The Company had cash and cash equivalents of $73.7 million as of December 31, 2023.

Corporate Guidance

First Quarter 2024 XHANCE Net Revenue
The Company expects XHANCE net revenues for the first quarter 2024 will be approximately $13.0 million.

Full Year 2024 XHANCE Net Revenue Average Net Revenue per Prescription
The Company expects XHANCE average net revenue per prescription will be approximately $220 for full year 2024.

Company to Host Conference Call

Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 8:00 a.m. Eastern Time today.

Participants may access the conference call live via webcast by visiting the Investors section of Optinose’s website at http://ir.optinose.com/presentations. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a personal PIN that can be used to access the call. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Net product revenues	$19,865	$20,856	$70,987	$76,276
Total revenues	19,865	20,856	70,987	76,276
Costs and expenses:
Cost of product sales	2,131	2,981	8,633	9,263
Research and development	1,286	2,921	5,303	15,260
Selling, general and administrative	18,960	23,310	79,799	107,649
Total costs and expenses	22,377	29,212	93,735	132,172
Loss from operations	(2,512)	(8,356)	(22,748)	(55,896)
Other expense	7,455	6,793	12,735	18,937
Net loss	$(9,967)	$(15,149)	$(35,483)	$(74,833)
Net loss per share of common stock, basic and diluted	$(0.09)	$(0.17)	$(0.32)	$(0.87)
Weighted average common shares outstanding, basic and diluted	112,311,983	9,496,091	112,080,062	85,900,139

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2023	2022

Cash and cash equivalents	$73,684	$94,244
Other assets	34,045	49,978
Total assets	$107,729	$144,222

Total current liabilities (1)	176,524	$178,729
Other liabilities	17,811	22,116
Total stockholders' equity	(86,606)	(56,623)
Total liabilities and stockholders' equity	$107,729	$144,222

(1) – All outstanding principal and fees payable upon maturity have been classified as a current liability in accordance with Generally Accepted Accounting Principles ("GAAP") because, as of the date hereof, the Company believes that it is probable that it will not be able to maintain compliance with certain covenants contained in its Amended and Restated Note Purchase Agreement for at least the next 12-months. As a result, the Company's audited financial statements for the year ended December 31, 2023 (“2023 Audited Financial Statements”) will state that there is substantial doubt about the Company's ability to continue as a going concern (i.e., a "going concern" paragraph). Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (including the 2023 Audited Financial Statements) which will be filed after the issuance of this press release for additional information.

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

About XHANCE
XHANCE is a drug-device combination product that uses the Exhalation Delivery System (also referred to as the EDS) designed to deliver a topical anti-inflammatory to the high and deep regions of the sinonasal cavity, including sinuses and sinus drainage tracts where sinuses ventilate and drain. XHANCE is approved by the U.S. Food and Drug Administration for the treatment of chronic rhinosinusitis with nasal polyps in patients 18 years of age or older and has been studied for treatment of chronic sinusitis (notably including patients without polyps in the nasal cavity) in two phase 3 trials, ReOpen1 and ReOpen2. Results from these trials are the first ever that we are aware of that show improvement in both symptoms and inflammation inside the sinuses, and reduction in acute exacerbations of disease, with a nasal therapy for chronic sinusitis patients, including patients with or without nasal polyps. If approved, XHANCE may be the first drug ever FDA-approved for treatment of chronic rhinosinusitis either with or without nasal polyps.

Important Safety Information

CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.

WARNINGS AND PRECAUTIONS:

•Local Nasal Adverse Reactions: epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma until healing has occurred.
•Close monitoring for glaucoma and cataracts is warranted.
•Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.
•Immunosuppression and Risk of Infection: potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex). Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.
•Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.
•Patients with major risk factors for decreased bone mineral content should be monitored and treated with established standards of care.

ADVERSE REACTIONS: The most common adverse reactions (incidence ≥ 3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.

Please see full Prescribing Information, including Instructions for Use

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential benefits of XHANCE for the treatment of chronic sinusitis (also referred to as "chronic rhinosinusitis" and "chronic rhinosinusitis without nasal polyps"); the potential for XHANCE to be the first FDA-approved drug treatment for chronic sinusitis and the potential benefits thereof; objectives and preparations to launch XHANCE, if approved, for the treatment of chronic sinusitis; potential for an FDA action on the sNDA on or about March 16, 2024; projected average net revenue per prescription for full year 2024; projected XHANCE net revenue for first quarter 2024; potential non-compliance with certain covenants under the Amended and Restated Pharmakon Note Purchase Agreement and the consequences thereof; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives, strategies and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its current and any potential future indication; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access) including any future indication; the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than expected; the Company’s ability to efficiently generate XHANCE prescriptions and net revenues; the Company's ability to achieve its financial guidance; potential for varying interpretation of the results from the ReOpen program; uncertainties related to the clinical development program and regulatory approval of XHANCE for the treatment of chronic sinusitis; the Company’s ability to comply with the covenants and other terms of the Amended and Restated Pharmakon Note Purchase Agreement; the Company's ability to continue as a going concern; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission (including the Form 10-K which will be filed on March 7, 2024 after the issuance of this press release) - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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